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                                                                   EXHIBIT 10.13


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement (the "Amendment") is dated as of 2nd of February, 2001, and is an amendment to the Employment Agreement between PSINet Inc. (the "Company") and Kathleen B. Horne ("the Executive"), dated November 13, 2000. Except as modified or otherwise provided herein, all terms and provisions of that Employment Agreement remain in effect.

         WHEREAS, the Executive and the Company are parties to a November 13, 2000 Employment Agreement ("Employment Agreement");

         WHEREAS, pursuant to Section 16 of the Employment Agreement, the Executive and the Company may amend the Employment Agreement;

         WHEREAS, the Executive and the Company now desire to amend the Employment Agreement;

         NOW THEREFORE, for and in consideration of the promises and the mutual benefits to the parties arising out of this Amendment, the receipt and sufficiency of which are hereby acknowledged by the parties, the Executive and the Company agree that the Employment Agreement is hereby amended as follows:

         1. All references to "Senior Vice President and General Counsel" in the Employment Agreement are hereby modified, effective January 24, 2001, to state "Executive Vice President, General Counsel."

         2. Section 3(a) is hereby deleted and amended to state as follows:

         BASE SALARY. The Company shall pay the Executive a base salary at a rate of $350,000.00 per year beginning on the date hereof. Beginning on January 1, 2002 and January 1 of each subsequent year thereafter, the Executive's base salary shall be increased at a minimum by an amount equal to five percent (5%) of the Executive's then current base salary. The Executive's base salary shall be subject to additional increases at the discretion of the Chairman and Chief Executive Officer of the Company subject to the approval of the Compensation Committee of the Board (the "Compensation Committee"). The Executive's base salary shall be payable in such installments as the Company regularly pays its other salaried employees. All payments shall be subject to the deduction of payroll withholdings taxes and similar assessments as required by law or by further agreement with the Executive.

         3. Section 3(b) is hereby deleted and amended to state as follows:

         PERFORMANCE BONUS. The Company will pay the Executive a bonus subject to the successful completion of the objectives established for the Executive's performance for each calendar year during the Term. The performance criteria will be issued separately by the Chairman and Chief Executive Officer of the Company with respect to each calendar year during the Term, and may be changed, with mutual fairness, from time to time as situations develop. The target bonus for the one-year period ending December 31, 2001 will be a total of up to $150,000.00. Separate criteria will be established for the Executive's entitlement for the year


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starting January 1, 2002. Bonuses in subsequent years during the Term will be at least equal to the amount of the bonus during the previous calendar year.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as the date first written above.



Executive:

/s/ KATHLEEN B. HORNE
-------------------------
Kathleen B. Horne



PSINet Inc. ("Company"):


By:   /s/ WILLIAM L. SCHRADER
    --------------------------------
Title:   Chairman and Chief Executive Officer








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